ITEM 77 E-
SUB-ITEM 77-E   LEGAL
PROCEEDINGS
Since October 2003,
 Federated and related
entities (collectively,
"Federated") and various
Federated-sponsored mutual
 funds (Funds) have been
named as defendants in
several class action
lawsuits now pending in
 the United States District
 Court for the District
of Maryland. The lawsuits were
purportedly filed on behalf
 of people who purchased,
 owned and/or redeemed shares
 of certain Funds
during specified periods
 beginning November 1, 1998.
The suits are generally
similar in alleging that
Federated engaged in illegal
 and improper trading practices
including market timing and
 late trading in
concert with certain
institutional traders, which
allegedly caused financial
injury to the mutual fund
shareholders. Federated
without admitting the validity
of any claim has reached a
 preliminary settlement
with the Plaintiffs in these
 cases. Any settlement would
 have to be approved by the Court.
     Federated entities have
 also been named as defendants
 in several additional
lawsuits that are now
pending in the United States
 District Court for the Western
 District of Pennsylvania.
These lawsuits have
been consolidated into a single
 action alleging excessive
advisory fees involving one of
the Funds.
     The Board of the Funds
retained the law firm of
Dickstein Shapiro LLP to
represent the Funds in
each of the lawsuits described
 in the preceding two paragraphs.
 Federated and the Funds, and their
respective counsel, have been
 defending this litigation, and
none of the Funds remains a defendant in any of the lawsuits. Additional lawsuits based upon similar allegations may be filed in the future. The
potential impact of these lawsuits,
 all of which seek monetary damages,
 attorneys' fees and expenses,
and future potential similar suits
 is uncertain. Although we do not
believe that these lawsuits will have a
material adverse effect on the Funds,
 there can be no assurance that
these suits, ongoing adverse
publicity and/or other developments
 resulting from the allegations
 in these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or
other adverse consequences for the
Funds.




Current as of:  8/18/94